Securities and Exchange Commission
                    Washington, D.C.  20549

                          Schedule 13-G
            Under the Securities Exchange Act of 1934

                   American Business Computers
                           Common Stock
                      CUSIP Number 024759102

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 024759102

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         744,200 shares*
  6) Shared voting power:
  7) Sole dispositive power:    1,160,000 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     1,160,000 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     6.96%

  12) Type of reporting person:
     HC

*Shares are held by various clients of Gray, Seifert & Co., Inc., which has power to dispose thereof.

                          Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       American Business Computers
  Item 1b) Address of issuer's principal executive offices:
       451 Kennedy Road
       Akron, OH 44305
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   024759102
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     1,160,000 shares*
  (b) Percent of Class:
     6.96%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            744,200 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            1,160,000 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are owned by various clients of Gray, Seifert & Co., Inc., which has power to dispose thereof.

                          Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       n/a

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996
-------------------------
Date

/s/ John F. Curley, Jr.
--------------------------
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
-----------------------------------------------------
Name/Title

               Securities and Exchange Commission
                    Washington, D.C.  20549

                          Schedule 13-G
            Under the Securities Exchange Act of 1934

                          Boomtown Inc.
                           Common Stock
                      CUSIP Number 098588106

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 098588106

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         900,000 shares*
  6) Shared voting power:
  7) Sole dispositive power:    900,000 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     900,000 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     9.75%

  12) Type of reporting person:
     HC

*Shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof.

                          Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Boomtown Inc.
  Item 1b) Address of issuer's principal executive offices:
       P.O. Box 399
       Verdi, Nevada 89439-0399
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   098588106
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     900,000 shares*
  (b) Percent of Class:
     9.75%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            900,000 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            900,000 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are owned by Legg Mason Special Investment Trust, Inc. with Legg Mason Fund Adviser, Inc. having power to dispose thereof.

                          Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       n/a

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996
-------------------------
Date

/s/John F. Curley, Jr.
---------------------------
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
------------------------------------------------------
Name/Title

               Securities and Exchange Commission
                    Washington, D.C.  20549

                          Schedule 13-G
            Under the Securities Exchange Act of 1934

                       Hollywood Park, Inc.
                           Common Stock
                      CUSIP Number 436255103

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 436255103

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         1,706,250 shares*
  6) Shared voting power:
  7) Sole dispositive power:    1,706,250 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     1,706,250 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     9.28%

  12) Type of reporting person:
     HC

*1,700,000 (9.25%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Hollywood Park, Inc.
  Item 1b) Address of issuer's principal executive offices:
       1050 South Prairie Avenue
       Inglewood, CA 90301
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   024759102
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     1,706,250 shares*
  (b) Percent of Class:
     9.28%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            1,706,250 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            1,706,250 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*1,700,000 (9.25%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       n/a

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996
---------------------------
Date

/s/John F. Curley, Jr.
---------------------------
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
--------------------------------------------------------
Name/Title

               Securities and Exchange Commission
                    Washington, D.C.  20549

                          Schedule 13-G
            Under the Securities Exchange Act of 1934

                     Ideon Group Incorporated
                           Common Stock
                      CUSIP Number 45167P108

Check the following box if a fee is being paid with this statement. [X]

CUSIP No. 45167P108

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         2,556,400 shares*
  6) Shared voting power:
  7) Sole dispositive power:    2,556,400 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     2,556,400 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     8.97%

  12) Type of reporting person:
     HC

*2,553,500 (8.96%) shares are held by Legg Mason Special Investment Trust, with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Ideon Group Incorporated
  Item 1b) Address of issuer's principal executive offices:
       7596 Centurion Parkway
       Jacksonvill, FL 32256
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   45167P108
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     2,556,400 shares*
  (b) Percent of Class:
     8.97%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            2,556,400 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            2,556,400 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*2,553,500 (8.96%) shares are held by Legg Mason Special Investment Trust, with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       n/a

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996
---------------------------
Date

/s/John F. Curley, Jr.
---------------------------
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
------------------------------------------------------
Name/Title

               Securities and Exchange Commission
                    Washington, D.C.  20549

                          Schedule 13-G
            Under the Securities Exchange Act of 1934

                           InaCom Corp.
                           Common Stock
                      CUSIP Number 45323G109

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 45323G109

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         807,400 shares*
  6) Shared voting power:
  7) Sole dispositive power:    807,400 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     807,400 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     7.84%

  12) Type of reporting person:
     HC

*805,000 (7.82%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       InaCom Corp.
  Item 1b) Address of issuer's principal executive offices:
       10810 Farnam Drive, Ste. 200
       Omaha, NE 68154
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   45323G109
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
            Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     807,400 shares*
  (b) Percent of Class:
     7.84%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            807,400 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            807,400 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*805,000 (7.82%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       n/a

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996
-----------------------------
Date

/s/John F. Curley, Jr.
------------------------------
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
----------------------------------------------------
Name/Title

               Securities and Exchange Commission
                    Washington, D.C.  20549

                          Schedule 13-G
            Under the Securities Exchange Act of 1934

                Johnstown America Industries, Inc.
                           Common Stock
                      CUSIP Number 479477101

Check the following box if a fee is being paid with this statement. [X]

CUSIP No. 479477101

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         561,820 shares*
  6) Shared voting power:
  7) Sole dispositive power:    561,820 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     561,820 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     5.76%

  12) Type of reporting person:
     HC

*560,000 (5.74%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by Legg Mason Wood Walker, Incorporated("LMWW") inventory accounts, which LMWW has power to dispose thereof.

                          Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Johnstown America Industries, Inc.
  Item 1b) Address of issuer's principal executive offices:
       980 North Michigan Avenue, Ste. 1000
       Chicago, IL 60611
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   479477101
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
            Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     561,820 shares*
  (b) Percent of Class:
     5.76%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            561,820 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            561,820 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*560,000 (5.74%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by Legg Mason Wood Walker, Incorporated("LMWW") inventory accounts, which LMWW has power to dispose thereof.

                          Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       n/a

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996
--------------------------
Date

/s/John F. Curley, Jr.
--------------------------
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
-----------------------------------------------------
Name/Title

               Securities and Exchange Commission
                    Washington, D.C.  20549

                          Schedule 13-G
            Under the Securities Exchange Act of 1934

                 Peoples Heritage Financial Group
                           Common Stock
                      CUSIP Number 711147108

Check the following box if a fee is being paid with this statement. [X]

CUSIP No. 711147108

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         894,925 shares*
  6) Shared voting power:
  7) Sole dispositive power:    894,925 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     894,925 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     5.28%

  12) Type of reporting person:
     HC

*Shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by Legg Mason Wood Walker, Incorporated inventory accounts and by various clients of Gray, Seifert & Co., Inc., Batterymarch Financial Management, Inc. and Legg Mason Managed Investment Portfolio, each of which having power to dispose thereof.

                          Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Peoples Heritage Financial Group, Inc.
  Item 1b) Address of issuer's principal executive offices:
       1 Portland Square
       P.O. Box 9540
       Portland, ME 04112-9540
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   711147108
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
            Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     894,925 shares*
  (b) Percent of Class:
     5.28%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            894,925 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            894,925 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by Legg Mason Wood Walker, Incorporated inventory accounts and by various clients of Gray, Seifert & Co., Inc., Batterymarch Financial Management, Inc. and by Legg Mason Managed Investment Portfolio, each of which having power to dispose thereof.

                          Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       n/a

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996
---------------------------
Date

/s/John F. Curley, Jr.
---------------------------
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
-----------------------------------------------------
Name/Title

               Securities and Exchange Commission
                    Washington, D.C.  20549

                          Schedule 13-G
            Under the Securities Exchange Act of 1934

                    Regency Realty Corporation
                           Common Stock
                      CUSIP Number 758939102

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 758939102

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         374,800 shares*
  6) Shared voting power:
  7) Sole dispositive power:    374,800 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     374,800 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     5.66%

  12) Type of reporting person:
     HC

*372,500 (5.63%) shares are held by Legg Mason Total Return Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Regency Realty Corporation
  Item 1b) Address of issuer's principal executive offices:
       121 West Forsyth Street
       Ste. 200
       Jacksonville, FL 32202
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   758939102
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
            Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     374,800 shares*
  (b) Percent of Class:
     5.66%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            374,800 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            374,800 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*372,500 (5.63%) shares are held by Legg Mason Total Return Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       n/a

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996
---------------------------
Date

/s/John F. Curley, Jr.
----------------------------
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
------------------------------------------------------
Name/Title

               Securities and Exchange Commission
                    Washington, D.C.  20549

                          Schedule 13-G
            Under the Securities Exchange Act of 1934

                   Somatix Therapy Corporation
                           Common Stock
                      CUSIP Number 834447104

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 834447104

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         1,912,300 shares*
  6) Shared voting power:
  7) Sole dispositive power:    1,912,300 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     1,912,300 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     6.37%

  12) Type of reporting person:
     HC

*1,900,000 (6.33%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Somatix Therapy Corporation
  Item 1b) Address of issuer's principal executive offices:
       850 Marina Village Parkway
       Alameda, CA 94501-1034
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   834447104
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
            Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     1,912,300 shares*
  (b) Percent of Class:
     6.37%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            1,912,300 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            1,912,300 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*1,900,000 (6.33%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       n/a

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996
-------------------------
Date

/s/John F. Curley, Jr.
-------------------------
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
------------------------------------------------------
Name/Title

               Securities and Exchange Commission
                    Washington, D.C.  20549

                          Schedule 13-G
            Under the Securities Exchange Act of 1934

                      Standard Federal Bank
                           Common Stock
                      CUSIP Number 853386100

Check the following box if a fee is being paid with this statement. [ ]

CUSIP No. 853386100

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         2,059,230 shares*
  6) Shared voting power:
  7) Sole dispositive power:    2,059,230 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     2,059,230 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     6.56%

  12) Type of reporting person:
     HC

*Shares are held by Legg Mason Value Trust, Inc., Legg Mason Total Return Trust, Inc. and Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Standard Federal Bank
  Item 1b) Address of issuer's principal executive offices:
       2600 West Big Beaver Road
       Troy, MI 48084-3323
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   853386100
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
            Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     2,059,230 shares*
  (b) Percent of Class:
     6.56%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            2,059,230 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            2,059,230 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are held by Legg Mason Value Trust, Inc., Legg Mason Total Return Trust, Inc. and Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Managed Investment Portfolio, which has power to dispose thereof.

                          Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       n/a

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996
------------------------
Date

/s/John F. Curley, Jr.
-------------------------
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
-----------------------------------------------------
Name/Title

               Securities and Exchange Commission
                    Washington, D.C.  20549

                          Schedule 13-G
            Under the Securities Exchange Act of 1934

                    Unapix Entertainment, Inc.
                           Common Stock
                      CUSIP Number 904270105

Check the following box if a fee is being paid with this statement. [X]

CUSIP No. 904270105

  1) Name of reporting person:
       Legg Mason, Inc.
     Tax Identification No:
       52-1200960

  2) Check the appropriate box if a member of a group:
       a) n/a
       b) n/a

  3) SEC use only

  4) Place of organization:
       Baltimore, Maryland

  Number of shares beneficially owned by each reporting person with:
  5) Sole voting power:         510,524 shares*
  6) Shared voting power:
  7) Sole dispositive power:    510,524 shares*
  8) Shared dispositive power:

  9) Aggregate amount beneficially owned by each reporting person:
     510,524 shares*

  10) Check if the aggregate amount in row (9) excludes certain shares:
     n/a

  11) Percent of class represented by amount in row (9):
     12.57%

  12) Type of reporting person:
     HC

*Shares are held by various clients of Gray, Seifert & Co., Inc., which has power to dispose thereof.

                          Schedule 13-G
                              Page 2

  Item 1a) Name of issuer:
       Unapix Entertainment, Inc.
  Item 1b) Address of issuer's principal executive offices:
       93 Mason Street
       Greenwich, CT 06830
  Item 2a) Name of person filing:
       Legg Mason, Inc.

  Item 2b) Address of principal business office:
       111 South Calvert Street
       Baltimore, Maryland 21202
  Item 2c) Citizenship:
       Maryland Corporation
  Item 2d) Title of class of securities:
       Common Stock
  Item 2e) CUSIP number:   904270105
  Item 3) If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [  ] Broker or dealer under Section 15 of the Act.
  (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
  (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act.
  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
  (e) [  ] Investment Adviser registered under Section 203 of the
            Investment Advisers Act of 1940.
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 or Endowment Fund; see 240.13d-1(b)(ii)(F).
  (g) [X] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
  (h) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

  Item 4) Ownership:
  (a) Amount beneficially owned:
     510,524 shares*
  (b) Percent of Class:
     12.57%
  (c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote:
            510,524 shares*
     (ii)  shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:
            510,524 shares*
     (iv)  shared power to dispose or to direct the disposition of:

*Shares are owned by various clients of Gray, Seifert & Co., Inc., which power to dispose thereof.

                          Schedule 13-G
                              Page 3



  Item 5) Ownership of Five Percent or less of a class:
       n/a

  Item 6) Ownership of more than Five Percent on behalf of another person:
       n/a

  Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
       n/a

  Item 8) Identification and classification of members of the group:
       n/a

  Item 9) Notice of dissolution of group:
       n/a

  Item 10) Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996
------------------------
Date

/s/John F. Curley, Jr.
-------------------------
Signature

John F. Curley, Jr., Vice Chairman, Legg Mason, Inc.
---------------------------------------------------------
Name/Title